Exhibit 5.7

BRS, Inc.
1130 Major Ave.
Riverton, WY 82501
E-mail: brs@brsengineering.com
307 857-3079 Fax: 307 857-3080

CONSENT OF EXPERT

I, Douglas L. Beahm, P.E., P.G., Principal Engineer and President of BRS, Inc., am (i) one of the authors of the technical report entitled “MARQUEZ-JUAN TAFOYA URANIUM PROJECT 43-101 Technical Report Preliminary Economic Assessment” dated and with an effective date of June 9, 2021, (ii) one of the authors of the technical report titled “Crownpoint and Hosta Butte Uranium Project, McKinley County, New Mexico, USA, Mineral Resource Technical Report, National Instrument 43-101” dated February 25, 2022 with an effective date of February 25, 2022 and a revision date of March 16, 2022, and (iii) the author of the technical report entitled “Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA” with an effective date of January 19, 2023 (together, the “Technical Reports”).

I hereby consent to being named in the Registration Statement on Form F-10 of enCore Energy Corp. as having prepared the Technical Reports and to the use of the Technical Reports, or any portion thereof, and to the inclusion or incorporation by reference of information derived from the Technical Reports in the Registration Statement on Form F-10 of enCore Energy Corp.

Dated June 20, 2023

By:	/s/ Douglas L. Beahm
Name:	Douglas L. Beahm, P.E., P.G.